Steve Cochran Named President and Chief Operating Officer

GREENVILLE, SC-January 28, 2013-Delta Apparel, Inc. (NYSE MKT: DLA) today announced that on January 23, 2013 the Board of Directors of Delta Apparel, Inc. has approved the appointment of Steven E. Cochran to President and Chief Operating Officer of the company effective immediately. Mr. Humphreys will continue as Delta Apparel, Inc.'s Chairman and Chief Executive Officer.

Mr. Humphreys commented, “We are pleased to have Steve assume the additional responsibility as President and Chief Operating Officer. Since joining Delta Apparel, Inc. as President of Delta Activewear, he has proven that he has the vision, experience and dedication to undertake the operations leadership role of the company. We are proud of what the company has accomplished through its steadfast commitment to our customers and our shareholders and we are excited having Steve take on a larger role in leading the future growth opportunities for Delta Apparel.”

Steve joined Delta Apparel, Inc. in 2010 as President of the Delta Activewear operating unit with responsibility for our catalog and FunTees businesses. Steve began his career with Cintas Corporation, a leading provider of career apparel. He held various positions with the company, including responsibility for a variety of operating units. Prior to joining Delta Apparel Steve served as President of the Image Apparel Division of VF Corporation.

About Delta Apparel, Inc.
Delta Apparel, Inc., along with its operating subsidiaries, M. J. Soffe, LLC, Junkfood Clothing Company, To The Game, LLC and Art Gun, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of lifestyle branded activewear apparel and headwear, and produces high quality private label programs. The Company specializes in selling casual and athletic products across distribution tiers and in most store types, including specialty stores, boutiques, department stores, mid-tier and mass chains. From a niche distribution standpoint, the Company also has strong distribution at college bookstores and the U.S. military. The Company's products are made available direct-to-consumer on its websites at www.soffe.com, www.junkfoodclothing.com, www.saltlife.com and www.deltaapparel.com. Additional products can be viewed at www.2thegame.com and www.thecottonexchange.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 7,100 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Company Contact:         Martha M. (Sam) Watson
Chief Human Resources Officer
(864) 232 5200 extn. 6609
sam.watson@deltaapparel.com

Investor Relations Contact:     Sally Wallick, CFA
        (404) 806-1398
                    Investor.relations@deltaapparel.com